Exhibit 99.2

Execution Version

FIFTH AMENDMENT TO MASTER NOTE PURCHASE AGREEMENT

This FIFTH AMENDMENT TO MASTER NOTE PURCHASE AGREEMENT (this “Amendment”) is made as of October 31, 2023 (the “Fifth Amendment Effective Date”), by and among ONTRAK, INC., a Delaware corporation (the “Company”), as issuer, certain of its Subsidiaries, as Guarantors, and ACUITAS CAPITAL LLC, a Delaware limited liability company (“Purchaser”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”). Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Note Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company, certain of its Subsidiaries, Purchaser and the Collateral Agent are party to that certain Master Note Purchase Agreement, dated as of April 15, 2022, as amended by that certain First Amendment to Master Note Purchase Agreement made as of August 12, 2022, that certain Second Amendment to Master Note Purchase Agreement made as of November 19, 2022 (the “Second Amendment”), that certain Third Amendment to Master Note Purchase Agreement made as of December 30, 2022, and that certain Fourth Amendment to Master Note Purchase Agreement made as of June 23, 2023 (the “Fourth Amendment,” and as such Master Note Purchase Agreement amended heretofore, the “Existing Agreement” and, as amended by this Amendment and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), pursuant to which Purchaser agreed to purchase senior secured notes from the Company, upon the terms and subject to the conditions set forth therein;

WHEREAS, on October 5, 2023, the Company and Purchaser agreed to a form of letter agreement regarding the conversion of the Notes (the “Conversion Letter”); and

WHEREAS, subject to the terms contained herein, the Company and Purchaser are willing to amend the terms and conditions of the Existing Agreement and the Notes issued thereunder and disregard the Conversion Letter.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, in each case, effective as of the Fifth Amendment Effective Date:

1.            New Defined Terms. The Existing Agreement is amended to include the following new defined terms:

“Closing Readiness Event” means the written confirmation of the Company’s counsel for the Offering that all conditions precedent other than the Notes Conversion and the consummation of the Private Placement have been satisfied or waived by all parties to the Offering (as confirmed by the Company and counsel for the Placement Agent), and that the Company and the Placement Agent have confirmed that the Offering will close immediately following the consummation of the Notes Conversion and immediately following or simultaneously with (in the discretion of the Company after consultation with Purchaser) the consummation of the Private Placement.

“Fifth Amendment” means the Fifth Amendment to Master Note Purchase Agreement, dated as of October 31, 2023, by and among the Company, certain of its Subsidiaries, Purchaser and the Collateral Agent.

“Fifth Amendment Effective Date” shall have the meaning given such term in the Fifth Amendment.

“Offering” means the Company’s public offering of shares of its common stock, Public Offering Warrants and Public Offering Pre-Funded Warrants pursuant to the Registration Statement.

“Offering Closing Date” means the date on which the Offering closes.

“Offering Price” means the public offering price per share at which the shares of the Company’s common stock and accompanying Public Offering Warrants are sold to the public in the Offering, which price, for the avoidance of doubt, does not give effect to placement agent fees or other expenses of the Offering.

“Placement Agent” means collectively Roth Capital Partners, LLC, and any other placement agent or agents that may supplement or replace Roth Capital Partners, LLC as placement agent for the Offering.

“Private Placement” means the purchase by Purchaser from the Company, in a private placement not registered under the Securities Act and exempt from such registration requirements, of the Private Placement Pre-Funded Warrants and the Private Placement Warrants, for a total purchase price equal to (x) $11,000,000 minus (y) the aggregate exercise price of the Private Placement Pre-Funded Warrants.

“Private Placement Pre-Funded Warrants” means the pre-funded warrants to purchase shares of the Company’s common stock to be issued and sold by the Company to Purchaser in the Private Placement, which warrants shall be substantially identical (including as to purchase price, exercise price of the warrants, number of warrant shares and terms of the warrants, including price reset and anti-dilution provisions) to the Public Offering Pre-Funded Warrants, except as set forth in Sections 4.2 and 4.4 of this Amendment.

“Private Placement Securities” means, collectively, the Private Placement Pre-Funded Warrants and the Private Placement Warrants (and, for the avoidance of doubt, excludes the shares of the Company’s common stock issuable upon exercise thereof).

“Private Placement Warrants” means the warrants to purchase shares of the Company’s common stock to be issued and sold by the Company to Purchaser in the Private Placement, which warrants shall be substantially identical (including as to purchase price, exercise price of the warrants, number of warrant shares and terms of the warrants, including price reset and anti-dilution provisions) to the Public Offering Warrants, except as set forth in Sections 4.2 and 4.4 of this Amendment.

“Public Offering Pre-Funded Warrants” means the pre-funded warrants to purchase shares of the Company’s common stock to be issued and sold by the Company in the Offering.

“Public Offering Warrants” means the warrants to purchase shares of the Company’s common stock to be issued and sold by the Company in the Offering.

“Registration Statement” means the Company’s registration statement on Form S-1 (SEC File No. 333-273029) filed with the SEC.

“Stockholder Approval” means the approval by the Company’s stockholders, in accordance with the Listing Rules, of (A) the issuance of shares of the Company’s common stock issuable upon exercise of (x) the Public Offering Warrants and the Public Offering Pre-Funded Warrants sold in the Offering and (y) the Private Placement Securities that, in the aggregate for clauses (x) and (y) above, are in excess of the maximum number of shares of the Company’s common stock permitted to be issued without such approval under the Listing Rules (which amount is equal to 19.99% of the total number of shares of the Company’s common stock outstanding immediately following the Notes Conversion and immediately prior to the closing of the Offering and/or the Private Placement), (B) the amendment of Section 3.2(A) of each of the Surviving Notes, (C) the elimination of Section 8.3 of the Second Amendment and (D) any other terms of the Offering, the Private Placement and/or this Amendment that require approval of the Company’s stockholders under the Listing Rules.

2.            Qualified Financing. The definition of “Qualified Financing” is hereby amended to replace the “$10,000,000” set forth therein with “$8,000,000.”

3.            Partial Conversion of Notes.

3.1            If the Offering constitutes a Qualified Financing, subject to the occurrence of the Closing Readiness Event, Purchaser, on behalf of itself and its affiliates, hereby irrevocably agrees to convert into shares of the Company’s common stock an aggregate amount outstanding under the Notes equal to (x) the entire aggregate principal amount of all the Notes outstanding as of the Offering Closing Date, and all accrued and unpaid interest thereon, (y) minus (y) $7,000,000 minus (z) the aggregate principal amount of Notes purchased with Escrowed Funds prior to the closing of the Offering in accordance with the terms of the Existing Agreement and the Notes, if any (the “Notes Conversion,” and the amount so converted, the “Notes Conversion Amount”). The Notes Conversion shall be effected in accordance with the terms of the Existing Agreement and the Notes, as modified by Sections 3.2, 3.3 and 3.4 of this Amendment and shall be effective immediately prior to the closing of the Offering on the Offering Closing Date (and, for the avoidance of doubt, before any shares of the Company’s common stock are issued in the Offering); provided, that, if the Offering does not close on the same day as the Notes Conversion, the Notes Conversion shall be deemed not to have occurred and all the Notes converted in the Notes Conversion shall remain outstanding and the Company shall withdraw any instruction letter to the transfer agent with respect to the issuance of shares of the Company’s common stock in respect of the Notes Conversion, and to the extent any such shares are issued before the Company effects such withdrawal, Purchaser shall return or instruct the transfer agent to cancel such shares in the transfer agent’s books and records. Upon execution of this Amendment, Purchaser shall provide to the Company’s counsel executed notices of conversion for all outstanding Notes, each in the form attached hereto as Exhibit A, with the conversion amounts left blank (the “Blank Conversion Notices”), which notices of conversion shall be held in escrow by such counsel in accordance with the terms of this Amendment. If any Escrow Funds are used to purchase Notes following the date of this Amendment, Purchaser shall provide to the Company’s counsel a Blank Conversion Notice for each such Note purchased promptly following such purchase. At any time prior to 5:00 p.m. Eastern Time on the Offering Closing Date (such time, the “Notes Selection Deadline”), Purchaser may select which Notes or portions thereof shall convert in the Notes Conversion (the Notes or portions thereof converted in the Notes Conversion, whether selected by Purchaser or pursuant to the Company Completed Conversion Notices, the “Converted Notes”) by delivering to the Company’s counsel executed notices of conversion with completed amounts to be converted totaling the Notes Conversion Amount as of the Offering Closing Date (the “Purchaser Completed Conversion Notices”) and, upon receipt thereof, the Company’s counsel shall destroy the Blank Conversion Notices. The Purchaser Completed Conversion Notices must elect for payment of accrued and unpaid interest outstanding under the Converted Notes as of the Offering Closing Date in shares of the Company’s common stock, which interest shall then be included in the Notes Conversion Amount. If (x) the Closing Readiness Event has occurred and (y) the Company’s counsel has not received the Purchaser Completed Conversion Notices by the Notes Selection Deadline, then the Company may instruct the Company’s counsel to complete the Blank Conversion Notices such that the total amount to be converted equals the Notes Conversion Amount as of the Offering Closing Date (as so completed, the “Company Completed Conversion Notices”), and Purchaser hereby consents to such completion of the Blank Conversion Notices by the Company’s counsel upon the Company’s instructions. The Company’s counsel shall not release either the Purchaser Completed Conversion Notices or the Company Completed Conversion Notices, as applicable, to the Company prior to the Offering Closing Date, and, subject to the occurrence of the Closing Readiness Event, the Company’s counsel is hereby instructed by Purchaser to release the Purchaser Completed Conversion Notices or the Company Completed Conversion Notices, as applicable, to the Company immediately prior to the closing of the Offering on the Offering Closing Date. Notwithstanding the provisions of Section 2.7(e) of the Appendix (Exhibit A) to the Existing Agreement or any other provision of the Note Documents, in no event shall the Company be obligated to pay accrued and unpaid interest on the Converted Notes in cash in connection with the Notes Conversion.

3.2            The parties hereto agree that for administrative convenience and to avoid multiple issuances of the Company’s common stock on the same day, Section 8.3 of the Second Amendment shall not apply to the Notes Conversion because it would not have applied if such conversion, the Offering and the Private Placement had occurred simultaneously, and because Purchaser will not receive pursuant to the Notes Conversion in accordance with this Amendment any additional shares of the Company’s common stock than it would have received pursuant to such conversion in that case.

3.3            The Notes converted in the Notes Conversion shall convert at the Conversion Price set forth in the Existing Agreement; provided that, if the Offering Price is lower than the Conversion Price, then, effective on the earliest date on which the corporate actions approved by Stockholder Approval may be taken under applicable law, including Rule 14c-2 promulgated under the Exchange Act (such earliest date, the “Stockholder Approval Effectiveness Date”), Purchaser shall be issued additional shares of the Company’s common stock such that the total number of shares of the Company’s common stock issued in respect of the Notes Conversion, giving effect to such additional shares, shall be the number of shares that would have been issued in respect of the Notes Conversion if the Conversion Price was equal to the Offering Price.

3.4            In connection with the Notes Conversion, the Company shall issue to Purchaser a warrant to purchase shares of common stock (the “Conversion Warrant”) in accordance with the terms of the Existing Agreement; provided that, if the Offering Price is lower than the Conversion Price, then, effective on the Stockholder Approval Effectiveness Date, the exercise price of the Conversion Warrant shall be reduced to the Offering Price and the number of shares of the Company’s common stock initially issuable upon exercise of the Conversion Warrant shall be increased to the number of shares of common stock that would have been initially issuable upon exercise of the Conversion Warrant if the Converted Notes were converted at a conversion price equal to the Offering Price.

3.5            The Conversion Letter shall not come into effect and is therefore deemed void ab initio.

4.            Private Placement.

4.1            In lieu of the provisions set forth in the Fourth Amendment concerning investment of Escrowed Funds in the Offering, if the Offering constitutes a Qualified Financing, the Company and Purchaser shall immediately prior to, or simultaneously with (in the discretion of the Company after consultation with Purchaser), the closing of the Offering, consummate the Private Placement. The consideration for the Private Placement Securities purchased by Purchaser shall consist of (a) the Escrowed Funds then held in the Escrow Account and (b) a reduction of the aggregate amounts outstanding under the Notes (after giving effect to the Notes Conversion) to $2,000,000. Such reduction shall be deemed a prepayment of principal amounts owed under the Notes and any associated accrued and unpaid interest that would be payable in accordance with Section 2.7(e) of the Appendix (Exhibit A) to the Existing Agreement, and shall be applied to outstanding Notes as directed by Purchaser (which directions will be deemed an amendment to Section 2.14 of the Appendix (Exhibit A) to the Existing Agreement), or in the absence of instructions from the Purchaser prior to the Closing Readiness Event, in accordance with Section 2.14 of the Appendix (Exhibit A) to the Existing Agreement. For the avoidance of doubt, immediately following the Notes Conversion and the consummation of the Private Placement, the aggregate outstanding balance of all the Notes then outstanding shall be $2,000,000, inclusive of principal and associated accrued and unpaid interest thereon (the Note(s) that represents such $2,000,000, the “Surviving Notes”). All provisions of the Existing Agreement shall apply to the Surviving Notes, except for those provisions expressly modified in Sections 6.3 through 6.5 of this Amendment. Notwithstanding the provisions of Section 2.7(e) of the Appendix (Exhibit A) to the Existing Agreement or any other provision of the Note Documents, in no event shall the Company be obligated to pay any accrued and unpaid interest on the principal amount of any outstanding Notes in cash to Purchaser in connection with application of the amounts owed under the Notes toward the purchase price of the Private Placement Securities.

4.2            All Private Placement Securities shall have registration rights equivalent to the registration rights provided in the most recent form of warrant attached as an exhibit to the Existing Agreement.

4.3            For the avoidance of doubt, effective on the Stockholder Approval Effectiveness Date, Section 8.3 of the Second Amendment shall not apply to any exercise of the Private Placement Securities.

4.4            The Company and Purchaser shall negotiate in good faith the forms of the Private Placement Securities, which terms shall differ from the Public Offering Warrants and Public Offering Pre-Funded Warrants only as necessary to reflect the terms of Section 4.2 of this Amendment, the nature of such warrants as warrants issued in a private placement rather than a registered offering under the Securities Act, and that the Private Placement Securities will not have beneficial ownership below any specified level as a condition to exercisability.

4.5            The Company agrees to timely file a Form D with respect to the equity securities being offered and sold by the Company in the Private Placement and under this Amendment (except to the extent already covered by a previously filed Form D) as required under Regulation D under the Securities Act and to provide a copy thereof to Purchaser promptly upon request. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify such securities for, sale to Purchaser under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions to Purchaser promptly upon request.

5.            Acknowledgment of Dilution. The Company acknowledges that the issuance of the securities being offered and sold by the Company under this Amendment and in the Private Placement may result in dilution of the outstanding shares of the Company’s common stock, which dilution may be substantial. The Company further acknowledges that its obligations under the Note Documents, including, without limitation, its obligation to issue the Conversion Shares, the Warrant Shares and the shares issuable upon exercise of the Private Placement Securities in accordance with the terms hereof, are unconditional and absolute (except to the extent expressly subject to Stockholder Approval) and are not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

6.            Other Amendments to the Existing Agreement.

6.1            Section 2.2(e) of the Fourth Amendment is hereby deleted and replaced with the text “Intentionally Deleted”.

6.2            The reference to “October 31, 2023” in Section 2.2(i) of the Fourth Amendment is hereby replaced with “January 31, 2024.”

6.3            Effective upon the Notes Conversion, the definition of “Notes Maturity Date” in the Existing Agreement is hereby deleted in its entirety and replaced with the following: “Notes Maturity Date” means the earlier of (i) the date that is two years and six months after the closing date of the Offering (as such term is defined in the Fifth Amendment) and (ii) the date that the Surviving Notes (as such term is defined in the Fifth Amendment) shall become due and payable in full hereunder, whether by acceleration or otherwise.”

6.4            The Surviving Notes shall be convertible into shares of the Company’s common stock in accordance with the terms set forth therein and in the Existing Agreement; provided that, notwithstanding anything to the contrary in the Existing Agreement, in the Form of Senior Secured Convertible Note attached as Exhibit A to the Third Amendment or in the related letter agreement, dated February 20, 2023, between the Company and Purchaser, if the Offering Price is lower than $0.90, then, effective on the Stockholder Approval Effectiveness Date, each of the Surviving Notes shall be deemed to have been amended to delete Sections 3.2(A) and 3.2(B) thereof in its entirety and replace it with the following:

“(A)        The conversion price in effect on any Conversion Date shall be equal to the lesser of (i) $2.40, subject to adjustment in accordance with Section 3.2(B), and (ii) the greater of (a) the consolidated closing bid price of the Company’s common stock as reported on the Exchange on the Trading Day that is immediately prior to the applicable Conversion Date and (b) the Offering Price (as such term is defined in the Fifth Amendment), subject to adjustment in accordance with Section 3.2(B) (the “Conversion Price”).

(B)            If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of its common stock on its outstanding shares of common stock, (ii) subdivides its outstanding shares of common stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) its outstanding shares of common stock into a smaller number of shares or (iv) issues, in the event of a reclassification of its shares of common stock, any shares of the Company, then, for the purpose of determining the Conversion Price in accordance with Section 3.2(A), the dollar amount in clause (i) of Section 3.2(A) and the amount of the Offering Price referred to in clause (ii) of Section 3.2(A) shall be multiplied by a fraction the numerator of which shall be the number of shares of the Company’s common stock (excluding any treasury shares of the Company) outstanding immediately before such event, and the denominator of which shall be the number of shares of the Company’s common stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment made pursuant to clauses (ii) through (iv) of this Section shall become effective immediately after the effective date of such subdivision, combination or re-classification, as applicable.”

6.5            Effective on the Stockholder Approval Effectiveness Date, Section 8.3 of the Second Amendment shall be deleted and replaced with the text “Intentionally Deleted”.

7.            Stockholder Approval.

7.1            The Company hereby agrees to seek the Stockholder Approval. As promptly as practicable after the execution of this Amendment, the Company shall file a preliminary information statement related to the Stockholder Approval, and the Company shall thereafter mail a definitive information statement to the Company’s stockholders in accordance with the rules of the SEC. If for any reason the Company cannot obtain Stockholder Approval via written consent as contemplated by the Support Agreement (including any objection to such process by the staff of the Exchange), the Company shall call a special meeting of stockholders (the “Stockholder Meeting”) at the earliest practical date following the determination that Stockholder Approval by written consent is not feasible, and the Company shall file a preliminary and definitive proxy statement for the Stockholder Meeting as promptly as practicable thereafter and shall hold the Stockholder Meeting for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s board of directors to the Company’s stockholders that such stockholders vote in favor of the matters contemplated by the Stockholder Approval, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as the Company has historically solicited proxies at its annual meetings of stockholders for management proposals in such proxy statements, and all management-appointed proxyholders shall vote their proxies in favor of such matters. In accordance with the Company’s bylaws and the Listing Rules, the voting standard at the Stockholder Meeting for the proposals to approve the matters contemplated by the Stockholder Approval will be the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Further and in accordance with the Listing Rules, Purchaser and its Affiliates will be permitted to vote all shares of the Company’s common stock owned by them as of the record date for the Stockholder Meeting at such meeting on the matters contemplated by the Stockholder Approval.

7.2            The Company shall further be obligated to Purchaser to perform all covenants provided to purchasers in the Offering related to Stockholder Approval as if such covenants were included in this Amendment mutatis mutandis.

7.3            Simultaneously with executing and delivering this Amendment, Purchaser has executed and delivered to the Company the Support Agreement attached hereto as Exhibit B.

8.            Security. Each Note Party expressly acknowledges and agrees that all collateral, security interests, liens, pledges and mortgages granted to the Collateral Agent for the benefit of the Secured Parties in connection with the Existing Agreement, this Amendment, or hereafter granted to the Collateral Agent for the benefit of the Secured Parties, and all other supplements to the Existing Agreement or any other Note Document, shall extend to and cover all of the Obligations of the Note Parties to Purchasers, now existing or hereafter arising, including, without limitation, those arising in connection with the Note Purchase Agreement, as amended by this Amendment, and the Surviving Notes, upon the terms set forth in such agreements, and all of such security interests, liens, pledges, and mortgages are hereby ratified, reaffirmed, confirmed and approved. Each Note Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Note Purchase Agreement, as amended hereby, and the other Note Documents, effective as of the date hereof, including, without limitation, the grant of security interests and liens by the Company and the other Note Parties under the Collateral Documents and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. The validity and enforceability of any appointment of the Collateral Agent as proxy or attorney-in-fact under any Collateral Document is ratified and reaffirmed as of the date hereof, which appointment remains IRREVOCABLE and coupled with an interest until the Payment in Full of all Secured Obligations, for the purpose of carrying out the provisions of the Collateral Documents, in accordance with the terms of, and to the extent provided in, such Collateral Documents.

9.            Representations and Warranties. Each Note Party represents and warrants to Purchaser and the Collateral Agent as follows:

9.1            it has all necessary power and authority to execute and deliver this Amendment and the documents contemplated hereby, and perform its obligations hereunder and thereunder;

9.2            this Amendment, the documents contemplated hereby and the Existing Agreement, as amended hereby, constitute the legal, valid and binding obligations of such Note Party and are enforceable against such Note Party in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in an proceeding in equity or at law) and/or principles of good faith and fair dealing;

9.3            the execution, delivery or performance by such Note Party of this Amendment or any document contemplated herein are within its powers, have been duly authorized by all necessary action pursuant to its organizational documents (but not pursuant to the Listing Rules), require no further action by or in respect of, or filing with, any governmental authority (subject to compliance with Section 4.5 of this Amendment) and do not violate, conflict with or cause a breach or a default under (x) any law or any of the organizational documents of such Note Party or (y) any agreement or instrument binding upon it, except for such violations, conflicts breaches or defaults as could not, with respect to this clause (y), reasonably be expected to have a Material Adverse Effect;

9.4            both immediately before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing as of the date hereof;

9.5            as of the date hereof, and after giving effect to this Amendment and the transactions contemplated hereby, the representations and warranties of the Note Parties contained in the Existing Agreement and any Note Document are true and correct in all material respects (provided that if such representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty are true and correct in all respects) on and as of the date hereof, in each case except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct in all material respects (subject to the foregoing parenthetical with respect to materiality) as of such earlier date;

9.6            such Note Party shall not be a party to any agreement or other arrangement that prohibits the grant, creation, assumption or perfection of any Lien upon such Note Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations; and

9.7            since June 30, 2023, there has been no Material Adverse Effect.

10.            Investment Representations by Purchaser. Purchaser hereby represents and warrants to the Company as follows:

10.1            Investor Status. It (i) is an “accredited investor”, as that term is defined in Regulation D under the Securities Act, (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the Notes Conversion and the Private Placement and the suitability thereof for Purchaser, (iii) is a sophisticated purchaser with respect to the Notes Conversion and the Private Placement, (iv) is able to bear the economic risk associated with the Notes Conversion and the Private Placement, (v) has had an opportunity to ask questions of the principal officers and representatives of Company and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the investments to be made hereby, (vi) has been provided adequate information concerning the business and financial condition of Company to make an informed decision regarding the Notes Conversion and the Private Placement, (vii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of securities of the type contemplated in this Amendment, and (viii) has independently and without reliance upon Company, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Amendment, except that Purchaser has relied upon Company’s express representations and warranties in this Amendment.

10.2            Investment for Own Account. Purchaser is engaging in the Notes Conversion and purchasing securities in the Private Placement for investment for its own account and not with a view towards the sale or distribution of any securities to be received thereupon in violation of applicable securities laws of the United States or any state thereof. Purchaser acknowledges there are restrictions on its ability to resell all securities to be received pursuant to the Notes Conversion and the Private Placement under applicable securities laws.

10.3            Transfer Restrictions. Purchaser understands that the Notes Conversion and the Private Placement are intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof or another exemption thereunder; Company is not registering the securities issuable in connection with the Notes Conversion or the Private Placement under the Securities Act or any state securities laws; and there is no existing public or other market for the warrants to be issued in the Note Conversion or the Private Placement Securities. Purchaser understands that any certificate representing the securities that are issued to Purchaser upon the Notes Conversion and the Private Placement may bear, in Company’s discretion, an appropriate restrictive legend reflecting the lack of such registration.

11.            Reference to, and Effect on, Note Purchase Agreement and the Note Documents.

11.1            Ratification of Note Purchase Agreement and the Note Documents. Except as specifically amended above or in connection with this Amendment (as applicable), the Existing Agreement and the Note Documents shall remain in full force and effect. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not effect a novation of the Existing Agreement or any Note Document. Each Note Party hereby ratifies and reaffirms each of the terms and conditions of the Existing Agreement, as amended hereby, and the Note Documents, as amended in connection herewith, to which it is a party and all of its obligations thereunder.

11.2            No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Collateral Agent or any Purchaser under the Existing Agreement or any of the Note Documents.

11.3            References. Upon the effectiveness of this Amendment each reference in (i) the Existing Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (ii) any Note Document to “the Note Purchase Agreement,” or words of similar import shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Existing Agreement, as amended hereby.

12.            Incorporation of Note Purchase Agreement Provisions. The provisions contained in Section 10.14 (Applicable Law), Section 10.15 (Consent to Jurisdiction) and Section 10.16 (Waiver of Jury Trial) of the Appendix (Exhibit A) to the Existing Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

13.            Conflict. If there is an express conflict between the terms of this Amendment and the terms of the Existing Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control. If there is an express conflict between the terms of this Amendment and the terms of any other Note Document, the terms of this Amendment shall govern and control.

14.            Entire Agreement. The Existing Agreement, as amended by this Amendment, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

15.            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of a portable document file (also known as a ..pdf file) of an executed counterpart signature page shall be effective as a manually executed counterpart signature hereof.

16.            Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.            Status as a Note Document. This Amendment constitutes a Note Document.

18.            Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or to be taken into consideration in interpreting, this Amendment.

19.            Successors and Assigns. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

20.            Recitals. The Recitals constitute statements of the Company and Purchaser, and not statements of the Collateral Agent.

21.            Collateral Agent. By its execution hereof, the Purchaser authorizes and directs the Collateral Agent to enter into this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ISSUER:

ONTRAK, INC.

By:	/s/ Brandon LaVerne
Name:	Brandon LaVerne
Title:	Interim Chief Executive Officer

GUARANTORS:

LIFEDOJO INC.

By:	/s/ Brandon LaVerne
Name:	Brandon LaVerne
Title:	President

LD ACQUISITION HOLDINGS, INC.

By:	/s/ Brandon LaVerne
Name:	Brandon LaVerne
Title:	President

PURCHASER:

ACUITAS CAPITAL LLC

By:	/s/ Terren S. Peizer
Name:	Terren S. Peizer
Title:	Chairman

COLLATERAL AGENT:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Fonda Hall
Name:	Fonda Hall
Title:	Vice President

Exhibit A

Form of Conversion Notice

[Attached]

NOTICE OF CONVERSION

The undersigned hereby elects to convert the principal amount of the Senior Secured Convertible Note issued by ONTRAK, INC. (the “Company”) with the issuance date shown below, plus the accrued and unpaid interest thereon as shown below, into shares of the Company’s common stock in accordance with and pursuant to the terms of said Senior Secured Convertible Note. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Note Issuance Date:
Conversion Date:	The closing date of the offering described in the Company’s Form S-1 registration statement, SEC File No. 333-273029

Principal amount to be converted:	$

Payment of interest in common stock:	☒	Yes	☐	No
If yes, dollar amount of interest to be converted:	$

Number of shares of common stock to be issued:
Address for Delivery of Common Stock Certificates:	200 Dorado Beach Drive #3831
Dorado, Puerto Rico 00646

[Signature page follows]

Holder:	Acuitas Capital LLC
Signature:
Printed Name:

Exhibit B

Form of Support Agreement

[Attached]

SUPPORT Agreement

This Support Agreement (this “Agreement”), dated as of October 31, 2023, by and among Ontrak, Inc., a Delaware corporation (the “Company”), and the stockholders listed on the signature page hereto under the heading “Stockholders” (“Stockholders”).

whereas, the Company and Acuitas Capital LLC (“Purchaser”) entered into that certain Fifth Amendment to Master Note Purchase Agreement, dated as of April 15, 2022, among the Company, as issuer, certain of its subsidiaries, as guarantors, Purchaser and the collateral agent party thereto, as previously amended (the “Fifth Amendment”), when provides for (a) modifications to the securities previously sold under such Master Note Purchase Agreement (as amended, the “Keep Well Agreement”); (b) the conversion of certain secured notes issued to Purchase pursuant to the Keep Well Agreement, and (c) the investment by Purchaser in a private placement transaction by the Company (the “Private Placement”);

WHEREAS, the Company and certain Buyers intend to enter into a Securities Purchase Agreement (the “Purchase Agreement”), dated as of the effective date of the Registration Statement (as defined in the Fifth Amendment), pursuant to which, among other things, the Company will issue and sell to the Buyers, and the Buyers will subscribe for and purchase from the Company, shares of its Common Stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock;

WHEREAS, as shown on Appendix A attached hereto, Stockholders will own a majority of the outstanding voting shares of the common stock of the Company immediately following the conversion of Senior Secured Convertible Notes as contemplated by the Fifth Amendment; and

WHEREAS, as a condition to the Company’s willingness to enter into the Fifth Amendment and the willingness of the Buyers to enter into the Purchase Agreement and to consummate the transactions contemplated thereby (collectively, the “Transactions”), the Company and the Buyers have required that Stockholders agree, and in compliance with the Fifth Amendment and in order to induce the Buyers to enter into the Purchase Agreement, Stockholders have agreed, to enter into this Agreement with respect to (i) all the shares of Common Stock now owned and which may hereafter be acquired by Stockholders or their respective controlled affiliates and (ii) any other securities, if any, which any Stockholder or its controlled affiliates is currently entitled to vote, or after the date hereof, becomes entitled to vote, at any meeting of stockholders of the Company (the securities described in clauses (i) and (ii) above, the “Covered Securities”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
VOTING AGREEMENT OF THE STOCKHOLDERS

SECTION 1.01. Voting Agreement. Stockholders hereby agree that, during the period commencing with the execution and delivery of this Agreement and continuing until the termination of this Agreement in accordance with Section 4.01, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the Company’s stockholders proposed by the Company, with respect to any of the following, Stockholders shall: (a) vote all of the Covered Securities that such Stockholder or its controlled affiliates are entitled to vote thereon in favor of, or consent on behalf of itself and all of its controlled affiliates to, all of the corporate actions subject to Stockholder Approval (as defined in the Fifth Amendment), as described in Section 7.1 of the Fifth Amendment; and (b) vote all of the Covered Securities that such Stockholder or its controlled affiliates are entitled to vote thereon against, or decline (on behalf of itself and all of its controlled affiliates) to consent to, any proposal or any other corporate action or agreement that would result in a breach by Purchaser of the Keep Well Agreement or impede, delay or otherwise adversely affect the consummation of the transactions contemplated by the Purchase Agreement or any similar agreements entered into by the Company and the Buyers in connection with the Private Placement (the “Private Placement Agreements”). Stockholders acknowledges receipt and review of a copy of the form of Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement) that are included with the Registration Statement.

SECTION 1.02. Voting on Other Matters. Notwithstanding anything in Section 1.01 to the contrary, (a) Stockholders shall not be required to vote or execute written consents with respect to the Covered Securities to approve any amendments or modifications of any of the Private Placement Agreements or other Transaction Documents, or take any other action that could result in the amendment or modification of any of the Private Placement Agreements or other Transaction Documents, or a waiver of a provision thereof, and (b) Stockholders shall remain free to vote or execute consents with respect to the Covered Securities with respect to any matter not covered by Section 1.01 in any manner that such Stockholder deems appropriate.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERs

Each Stockholder hereby represents and warrants, severally but not jointly, to each of the Buyers as follows:

SECTION 2.01. Authority Relative to This Agreement. Each Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally the enforcement of creditors’ and other obligees’ rights, (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought, and (c) where rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

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SECTION 2.02. No Conflict. (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to such Stockholder or by which the Covered Securities are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, charge, pledge, option, security interest, encumbrance, tax, right of first refusal, preemptive right or other restriction (each, a “Lien”) on any of the Covered Securities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Covered Securities are bound, except, in the case of clauses (i) and (ii) above, any such conflict, breach, default, termination, amendment, acceleration, cancellation or Lien that would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair such Stockholder’s ability to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by such Stockholder.

SECTION 2.03. Title to the Stock and Convertible Notes. As of the date hereof, such Stockholder is the owner of the number of shares of Common Stock or balance outstanding of Senior Secured Convertible Notes set forth opposite its name on Appendix A attached hereto. Such shares of Common Stock represent all the Common Stock owned, either of record or beneficially, by Stockholder as of the date hereof, other than the Senior Secured Convertible Notes and warrants to purchase Common Stock that have not been exercised as of the date hereof. Such shares of Common Stock or Senior Secured Convertible Notes, as applicable, are owned free and clear of all Liens or limitations on such Stockholder’s voting rights of any nature whatsoever, except for (a) the limitations or restrictions under this Agreement, (b) any limitations or restrictions imposed under applicable securities laws, (c) any restrictions on ownership and transfer of securities contained in the Company’s certificate of incorporation or (d) any limitations or restrictions that would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair such Stockholder’s ability to perform its obligations hereunder. No Stockholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Covered Securities.

ARTICLE III
COVENANTS

SECTION 3.01. No Disposition of Stock. Each Stockholder hereby covenants and agrees that, until the termination of this Agreement in accordance with Section 4.01, except as contemplated by this Agreement, such Stockholder shall not offer or agree to sell, transfer, tender, assign, hypothecate, pledge or otherwise dispose of, grant a proxy or power of attorney with respect to, or create or permit to exist any Lien or limitation on such Stockholder’s voting rights of any nature whatsoever (other than any limitations or restrictions imposed under applicable securities laws) with respect to the Covered Securities; provided, however, that such Stockholder may assign, sell or transfer any Covered Securities provided that the recipient of such Covered Securities has delivered to the Company a written agreement in a form reasonably satisfactory to the Company that the recipient shall be bound by, and the Covered Securities so transferred, assigned or sold shall remain subject to this Agreement.

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SECTION 3.02. Company Cooperation. The Company hereby covenants and agrees that it will not, and such Stockholder irrevocably and unconditionally acknowledges and agrees that the Company will not (and waives any rights against the Company in relation thereto), recognize any Lien on any of the Covered Securities unless the provisions of Section 3.01 have been complied with.

ARTICLE IV
MISCELLANEOUS

SECTION 4.01. Termination. This Agreement shall automatically terminate without further action and shall have no further force and effect upon the earliest to occur of (a) the date that the Company obtains the Stockholder Approval (as defined in the Fifth Amendment), (b) following effectiveness of the Registration Statement and entry into the Purchase Agreement, the termination of the Purchase Agreement in accordance with its terms.

SECTION 4.02. Further Assurances. Stockholders will execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

SECTION 4.03. Third Party Beneficiary; Specific Performance. Each Buyer is an express third-party beneficiary of this Agreement and shall have the right to enforce this Agreement against the Company and Stockholders as if each such Buyer was a party hereto. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Buyers (without being joined by any other Buyer) and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained herein and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 4.04. Entire Agreement. This Agreement, together with the Keep Well Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents.

SECTION 4.05. Amendment. The provisions of this Agreement may not be amended or waived, nor may this Agreement be terminated by the Company, without the prior written consent of all Stockholders and the Buyers.

SECTION 4.06. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

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SECTION 4.07. Governing Law; Jurisdiction; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address set forth on the signature pages to this Agreement (and service so made shall be deemed complete three days after the same has been posted) and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. IN ANY ACTION OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

SECTION 4.08. No Recourse. All actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against (and are those solely of) the persons that are expressly identified as parties to this Agreement in the preamble to this Agreement. No other person, including any former, current or future equity holder, controlling person, director, officer, employee, member, partner, manager, agent, attorney, representative or affiliate of any party hereto, or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, attorney, representative or affiliate of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.

[Signature page follows.]

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In witness whereof, each Stockholder and the Company has duly executed this Agreement as of the date first written above.

Company:

ONTRAK, Inc.

By:
Name: Brandon H. LaVerne
Title: Interim Chief Executive Officer and Chief Operating Officer

[Company Signature Page to Ontrak Support Agreement]

STOCKHOLDERS:

Acuitas Group Holdings, LLC

By:
Name: Terren S. Peizer
Title: Chairman

E-mail address: [REDACTED]

Acuitas CAPITAL LLC

By:
Name: Terren S. Peizer
Title: Chairman

E-mail address: [REDACTED]

[Stockholders Signature Page to Ontrak Support Agreement]

APPENDIX A

Stockholder	Voting Shares of Common Stock Owned	Outstanding Balance of Senior Secured Convertible Notes		Percent of Voting Shares of Common Stock Owned by Stockholder Giving Effect to Notes Conversion as Contemplated by Fifth Amendment[1]
Acuitas Group Holdings, LLC	1,981,989	$0		8.7%

Acuitas Capital LLC (pre-Notes Conversion)	--	$23,060,561.84

Acuitas Capital LLC (post-Notes Conversion1)	17,845,069	$7,000,000	[2]	78.4%

Controlled Affiliates	--	--		--

Total (post-Notes Conversion1):	19,827,058	$7,000,000	[2]	87.1%

1 Gives effect to the initial Notes Conversion prior to Stockholder Approval, assuming a conversion price of $0.90. Does not give effect to conversion or exercise of any other outstanding securities of the Company or to additional shares to be issued following Stockholder Approval in respect of the Notes Conversion.

2 Purchaser has committed to invest $5,000,000 of this Amount in the Private Placement, so that $2,000,000 of Senior Secured Convertible Notes will be outstanding following the Private Placement.